Exhibit 99.1

SMITH & WESSON HOLDING CORPORATION
ANNOUNCES MANAGEMENT AND BOARD CHANGES

Springfield, Mass. – November 2, 2004 – Smith & Wesson Holding Corporation (Amex: SWB), the world’s largest manufacturer of handguns for sporting, law enforcement, and military use, today announced changes in its management team and Board of Directors. Roy C. Cuny, until today the President and Chief Executive Officer of the Company, is no longer with the Company.

The Company’s Nominations and Corporate Governance Committee is working with Spencer Stuart, an international search firm, to select a CEO to lead the parent of the legendary 152-year old Smith & Wesson Corp. The new CEO will be selected with high consideration given to capabilities to grow Smith & Wesson’s worldwide market share and realize brand opportunities while continuing to focus on new product development, manufacturing efficiencies and company-wide operational excellence.

The Company also announced that G. Dennis Bingham has informed the board that changes in his personal and professional commitments prevent him from expending the time necessary to properly represent the Company’s shareholders. Following Mr. Bingham’s resignation from the Board of Directors, the board elected Barry M. Monheit, currently an independent director of the Company, to the position of Chairman of the Board.

The Board also appointed Jeffrey D. Buchanan as a director and Chairman of the Audit Committee. Mr. Buchanan currently serves as Executive Vice President, Chief Financial Officer, Secretary, and Treasurer as well as a director of Three-Five Systems, Inc., a New York Stock Exchange-listed worldwide electronics manufacturing services company.

I. Marie Wadecki, the Chair of the Nominations and Corporate Governance Committee, expressed the board’s gratitude to Mr. Bingham for his tireless services on behalf of the Company. Ms. Wadecki also expressed the board’s pleasure in being able to fill Mr. Bingham’s roles with people of the quality of Messrs. Monheit and Buchanan.

Pending the selection of a President and Chief Executive Officer, the board has established an Office of the Chairman consisting of Mr. Monheit; Robert L. Scott, Vice Chairman of the Board of Directors; and John A. Kelly, the Company’s Chief Financial Officer.

About Smith & Wesson

Smith & Wesson Corp., one of the world’s leading manufacturers of quality handguns, law enforcement products, firearm safety and security products, is headquartered in Springfield, Massachusetts with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is the nation’s longest running firearms training facility for law enforcement, military, and security professionals. For more information, call 800-331-0852, or log on to www.smith-wesson.com  http://www.smith-wesson.com/.

Contact:

         Smith & Wesson Holding Corporation
         John A. Kelly,  414-747-3305